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                                                                     Exhibit 8.1



                            Significant Subsidiaries
                  (as defined in Rule 1-02(w) of Regulation X)
                      of Satyam Computer Services Limited:









             Name:  Satyam Infoway Limited
             Jurisdiction of Incorporation : State of Andhara Pradesh, India